Exhibit 5.1
May 4, 2009
Oclaro, Inc.
2584 Junction Avenue
San Jose, CA 95134
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Oclaro, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 14,129,590 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), pursuant to the Avanex Corporation 1998 Stock Plan, as amended (the “1998 Plan Shares”); (ii) 271,218 shares of Common Stock pursuant to the Avanex Corporation 1999 Director Stock Plan, as amended (the “1999 Plan Shares”); and (iii) 1,155 shares of Common Stock pursuant to the Holographix Inc. 2000 Stock Option Plan, as amended (the “2000 Plan Shares” and together with the 1998 Plan Shares and 1999 Plan Shares, the “Stock Plan Shares”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the Avanex Corporation 1998 Stock Plan, as amended, the Avanex Corporation 1999 Director Stock Plan, as amended, and the Holographix Inc. 2000 Stock Option Plan, as amended (each a “Stock Plan” and together, the “Stock Plans”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stock Plan Shares, when sold and issued in accordance with the applicable Stock Plan, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

Cooley Godward Kronish LLP
By:	/s/ Chadwick L. Mills
Chadwick L. Mills, Esq.
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM